Exhibit 99.1
NEWS RELEASE

Release Date:	Tuesday, October 25, 2011

Release Time:	At Market Close

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2011 Third Quarter Operating Results (unaudited)

Oneida, NY, October 25, 2011 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced third quarter operating results.  Net income for the three months ended September 30, 2011 was $956,000, or $0.14 diluted earnings per share, compared to $815,000, or $0.12 diluted earnings per share, for the three months ended September 30, 2010.  The increase in net income during the respective third quarter period is primarily the result of an increase in net interest income, an increase in non-interest income, a decrease in provision for loan losses, and an increase in net investment gains, partially offset by an increase in non-interest expenses, a decrease in the change in fair value of our trading securities and an increase in income tax provision.

Net income for the nine months ended September 30, 2011 was $4.1 million or $0.58 diluted earnings per share, as compared with $2.3 million or $0.32 diluted earnings per share for the same period in 2010.  Net income from operations for the nine months ended September 30, 2011, excluding non-cash gains and losses, as referenced in the table below, was $4.2 million or $0.60 basic earnings per share. This compares to net income from operations for the nine months ended September 30, 2010 of $3.8 million or $0.54 basic earnings per share.  The increase of $401,000 in operating earnings was primarily the result of an increase in net interest income, a decrease in provision for loan losses and an increase in non-interest income, partially offset by a decrease in gains from the sale of investments, an increase non-interest expense and an increase in income tax provisions.

Key Balance Sheet Changes at September 30, 2011

•
The Bank is well capitalized at September 30, 2011 with a Tier 1 leverage ratio of 9.37% and a total risk-based capital ratio of 15.33%. The Company’s average equity ratio as a percent of average assets was 13.87% at September 30, 2011 compared to 12.90% at June 30, 2011 and further compared to 13.19% at September 30, 2010.

•
Deposit accounts were $556.6 million at September 30, 2011, an increase of $10.9 million from June 30, 2011.  Total deposits increased $22.2 million from September 30, 2010, an increase of $18.4 million in retail deposits combined with an increase of $3.8 million in municipal deposits over the past twelve months.

•
Net loans receivable totaled $287.9 million at September 30, 2011 compared to $281.2 million at June 30, 2011 and $285.4 million at September 30, 2010.  The increase in net loan balances reflects the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $25.3 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume, during the trailing twelve months ended September 30, 2011.

•
Investment and mortgage-backed securities totaled $258.4 million at September 30, 2011, a decrease of $5.9 million from June 30, 2011, and an increase of $31.7 million from September 30, 2010.  The increase in investment and mortgage-backed securities from September 30, 2010 is primarily the result of the increase in pledged collateral to support our municipal deposit growth and the investment of the net proceeds of the Company’s stock offering.

•
The Company continued to repay maturing Federal Home Loan Bank advances with proceeds from investment securities maturities, calls and other cash flows.  Borrowings outstanding were $11.0 million at September 30, 2011, a decrease of $1.0 million from June 30, 2011 and a decrease of $6.0 million from September 30, 2010.

•
Total equity at September 30, 2011 was $89.2 million, a decrease of $1.6 million from June 30, 2011 and an increase of $226,000 from September 30, 2010.  The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities, partially offset by a repurchase by the Bank of $2.5 million of a non-controlling minority interest in a subsidiary, the repurchase of 96,695 shares of common stock of the Company and the declaration of cash dividends during the trailing twelve month period.

Key Operating items for third quarter 2011 include:

•
Net interest income was $5.0 million for the three months ended September 30, 2011 compared to $4.6 million for the three months ended September 30, 2010.  Net interest margin was 3.54% for the third quarter of 2011 compared to 3.39% for the third quarter of 2010.

•
Non-interest income was $5.7 million for the three months ended September 30, 2011 compared to $5.2 million for the three months ended September 30, 2010.  This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $414,000 to $4.3 million in the third quarter of 2011 compared to $3.8 million in the comparable 2010 period.

•
Non-cash decrease in the fair value recognized on trading (equity) securities was $665,000 for the three months ended September 30, 2011 compared to a non-cash increase in fair value of $409,000 for the three months ended September 30, 2010.  Non-cash impairment charges of $72,000 were recorded in the third quarter 2011 on certain investment securities compared with $649,000 in non-cash charges recorded in the third quarter of 2010.

•
Non-interest expense increased to $8.8 million for the three months ended September 30, 2011 compared to $8.4 million for the comparable period in 2010.  This increase was primarily the result of an increase in compensation and employee benefits expense associated with the Company’s insurance and other non-banking operations.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to succeed in Central New York and beyond despite record low interest rates and a highly competitive banking and insurance marketplace. Net income for the third quarter of 2011 is 17% above the prior year period and net income of $4.1 million through nine months of this year is on track to be a record earnings year for the Company.”  Kallet continued, “Oneida Savings Bank announced plans in the spring of 2011 to develop a second banking and financial services office in Rome, New York resulting in twelve Central New York banking locations.  The construction is well ahead of schedule and the office will be ready to welcome new customers to Oneida Savings Bank in November of this year.” Kallet stated, “Our insurance and financial services subsidiaries, Bailey & Haskell Associates, Inc. and Benefit Consulting Group, Inc., continue to post impressive results with quarterly and year-to-date revenue both increasing over 10% from prior year levels.” Kallet concluded “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while implementing a share repurchase plan during the third quarter, both intended to deliver exceptional shareholder value.  Oneida Financial Corp. continues to deploy business strategies which position us as a diversified banking and financial services company.”

Net Interest Income and Margin

Third quarter 2011 compared with third quarter 2010

Net interest income was $5.0 million for the third quarter of 2011, an increase of $411,000 from the third quarter of 2010. The net interest margin was 3.54% for the third quarter of 2011, compared to 3.39% for the third quarter of 2010. The yield on interest-earning assets has decreased 20 basis points to 4.21% partially offset by an increase in average interest-earning assets of $23.2 million. For the same period, the cost of interest-bearing deposits decreased 34 basis points to 0.68% while average interest-bearing deposits increased $26.4 million.  The Company executed on its planned repayment of Federal Home Loan Bank borrowings upon the maturity of its advances resulting in a decrease of $8.4 million in average borrowings outstanding. The average cost of interest-bearing liabilities decreased 40 basis points to 0.77% for the third quarter of 2011 as compared to the third quarter of 2010.

Third quarter 2011 compared with linked quarter ended June 30, 2011

Net interest income for the quarter ended September 30, 2011, increased $26,000 from the quarter ended June 30, 2011. The increase in net interest income reflects a 16 basis point increase in net interest margin from 3.38% for the quarter ended June 30, 2011 partially offset by a decreased level of average interest earning assets of $24.8 million during the three months ended September 30, 2011 compared with the three months ended June 30, 2011. The yield on interest-earning assets increased 14 basis points from 4.07% for the quarter ended June 30, 2011 while the cost of interest-bearing liabilities decreased 3 basis points from 0.80% during the second quarter of 2011 to 0.77% during the third quarter of 2011.

Year-to-date comparison 2011 to 2010

On a fiscal year-to-date basis, net interest income increased $1.5 million for the nine month period ended September 30, 2011, as compared to the same period in 2010.  The increase in net interest income is the result of an increase in average interest-earning assets of $56.8 million to $581.3 million for the nine months ended September 30, 2011 from the same period in 2010 combined with an increase in net interest margin of 2 basis points from 3.40% to 3.42%.

Provision for loan losses

Third quarter 2011 compared with third quarter 2010

During the third quarter of 2011, the Company made a $50,000 provision for loan losses as compared with $650,000 in provision for loan losses during the third quarter of 2010.  Net charge-offs during the current quarter were $19,000 compared with net charge-offs of $3,000 in the third quarter of 2010.  The provision for loan losses recorded during the third quarter of 2010 was primarily the result of the Company increasing a specific reserve for an impaired unsecured commercial loan that was subsequently charged-off in the second quarter of 2011. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions.  Net loan charge-offs as a percentage of average loans were 0.01% for the third quarter of 2011.  The ratio of the loan loss allowance to loans receivable was 1.08% at September 30, 2011 compared to 1.44% at September 30, 2010. The decrease in the allowance ratio reflects the loan charge-off during the second quarter of 2011 previously discussed.

Third quarter 2011 compared with linked quarter ended June 30, 2011

The provision for loan losses decreased by $500,000 during the third quarter of 2011 as compared with the linked prior quarter.  Non-performing loans to total loans were 0.59% at September 30, 2011 as compared with 0.62% at June 30, 2011.   The ratio of the loan loss allowance to loans receivable was 1.08% at September 30, 2011 compared to 1.09% at June 30, 2011. The charge-off of a fully reserved impaired unsecured commercial loan with a principal balance of $2.0 million was recorded during the second quarter of 2011.

Year-to-date comparison 2011 to 2010

Provision for loan losses totaled $1.0 million for the nine months ended September 30, 2011 as compared with $1.4 million in the same period of 2010.

Non-interest Income

Third quarter 2011 compared with third quarter 2010

Non-interest income totaled $5.7 million for the third quarter of 2011, an increase of $444,000 or 8.5% from $5.2 million in the third quarter of 2010. The increase was primarily due to an increase of $414,000 in commissions and fees on the sales of non-bank products through the Company’s insurance and financial service subsidiaries.  The increase in non-interest income was also supported by an increase of $19,000 in service charges on deposit accounts to $649,000 for the third quarter of 2011 from $630,000 for the same period in 2010 reflective of an increase in total deposits.

Third quarter 2011 compared with linked quarter ended June 30, 2011

Non-interest income decreased $641,000 from $6.3 million on a linked-quarter basis, reflecting a seasonal decrease in commissions and fees on the sales of non-bank products of $825,000 and a decrease in service charges on deposit accounts of $27,000.  These decreases were partially offset by an increase in loan sale and servicing income in the third quarter of 2011 of $71,000 in the current quarter as compared with the second quarter of 2011.

Year-to-date comparison 2011 to 2010

Non-interest income totaled $18.0 million for the nine months ended September 30, 2011 as compared with $16.8 million in the same period of 2010, an increase of 7.5%.  For the nine months ended September 30, 2011 commissions and fees on the sales of non-bank products increased $1.3 million from the same period in 2010.  Loan sale and servicing income decreased $182,000 in the nine months ended September 30, 2011 as compared with same period in 2010. The Bank sells substantially all of its fixed-rate residential mortgage loan originations on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. The volume of fixed-rate residential mortgage loan originations has decreased in the current year as compared with the 2010 period.

Net Investment Gains (Losses)

Third quarter 2011 compared with third quarter 2010

Net investment gains of $180,000 were recorded in the third quarter of 2011 compared with net investment losses of $112,000 in the third quarter of 2010.  During the third quarter of 2011 eight trust preferred securities were reviewed for other-than-temporarily-impairment.  The Company recorded a non-cash charge of $57,000 representing the credit impairment on one trust preferred security in the third quarter of 2011 as compared with a non-cash impairment charge of $620,000 in the third quarter of 2010.  The trust preferred securities owned by the Company are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions.  The Company also reviewed the privately-issued collateralized mortgage obligation (“CMO”) portfolio in both periods for possible other-than-temporary impairment.  A non-cash impairment charge of $15,000 was recorded in the third quarter of 2011 on the Company’s CMO portfolio as compared with a non-cash charge of $29,000 during the third quarter of 2010.  During the third quarter of 2011 the Company realized gains of $252,000 upon the sale of certain investments, this compares to realized gains of $537,000 during the three months ended September 30, 2010.

Third quarter 2011 compared with linked quarter ended June 30, 2011

During the linked quarter ended June 30, 2011, the Company realized net investment gains of $16,000 as the Company recorded non-cash impairment charges of $81,000 representing the credit impairment on two trust preferred securities and two CMO securities and realized gains of $97,000 upon the sale of certain mortgage-backed and investment securities.

Year-to-date comparison 2011 to 2010

For the nine months ended September 30, 2011 the Company has recorded net investment losses of $28,000 as compared with net investment losses of $413,000 during the nine months ended September 30, 2010.  The losses recorded in both periods are the result of non-cash other-than-temporary impairment charges recorded in each period partially offset by net gains realized on the sale of mortgage-backed and investment securities.

Change in the Fair Value of Investments

Third quarter 2011 compared with third quarter 2010

The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement.   For the three months ended September 30, 2011, the market value of the Company’s trading securities decreased $665,000 as compared with an increase of $409,000 in the third quarter of 2010.  The decrease in market value of the Company’s trading securities in the third quarter of 2011 is reflective of the decrease in broader equity markets during the period.

Third quarter 2011 compared with linked quarter ended June 30, 2011

During the linked quarter ended June 30, 2011, the Company recorded a non-cash increase of $393,000 reflecting an increase in market value of the Company’s trading securities during the second quarter of 2011.

Year-to-date comparison 2011 to 2010

For the nine month period ended September 30, 2011 a positive net fair value adjustment of $158,000 reflects the increase in market value of the Bank’s trading securities at September 30, 2011 from the most recent year end.   This compares with a net decrease in the fair value for the same 2010 period of $315,000.

The table below summarizes the Company's operating results excluding these cumulative non-cash charges related to the change in fair value of trading securities and the non-cash impairment charges recorded as net investment losses in each period.

Reported Results (including non-cash gains and losses recognized under ASC 320) (All amounts in thousands except net income per diluted share)
	Year to Date	Year to Date
	Sept 30,	Sept 30,
	2011	2010
Net interest income	$14,891	$13,357
Provision for loan losses	1,000	1,350
Investment losses	(28)	(413)
Change in fair value of investments	158	(315)
Non-interest income	18,008	16,756
Non-interest expense	26,538	25,108
Income tax provision	1,426	671
Net income	$4,065	$2,256
Net income per
basic share	$0.58	$0.32

Operating Results / Non-GAAP
(excluding non-cash gains and losses recognized under ASC 320)
(All amounts in thousands except net income per diluted share)

	Year to Date	Year to Date
	Sept 30,	Sept 30,
	2011	2010
Net interest income	$14,891	$13,357
Provision for loan losses	1,000	1,350
Investment gains	330	1,287
Non-interest income	18,008	16,756
Non-interest expense	26,538	25,108
Income tax provision	1,480	1,132
Net income	$4,211	$3,810
Net income per
basic share	$0.60	$0.54

The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes this alternate presentation of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

Non-interest Expense

Third quarter 2011 compared with third quarter 2010

Non-interest expense was $8.8 million for the three months ended September 30, 2011 as compared with $8.4 million during the third quarter of 2010. The increase in noninterest expense was primarily due to an increase in compensation and employee benefit expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries.

Third quarter 2011 compared with linked quarter ended June 30, 2011

Non-interest expense decreased $21,000 in the third quarter of 2011 as compared with the linked prior quarter.  The decrease in non-interest expense is primarily the result of a decrease in compensation and employee benefits reflecting the seasonal decrease in sales of insurance and other non-banking products during the third quarter of 2011 as compared with the linked quarter. Compensation and employee benefit expense decreased by $208,000 as compared with quarter ended June 30, 2011.  Partially offsetting this decrease in noninterest expense is an increase in other operating expenses associated with the development and construction of a new banking office to be located in Rome, New York scheduled to open in November 2011.

Year-to-date comparison 2011 to 2010

Non-interest expense totaled $26.5 million for the nine months ended September 30, 2011 as compared with $25.1 million in the same period of 2010. The increase in noninterest expense was primarily due to the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in compensation and employee benefit expenses partially offset by a decrease in FDIC deposit insurance premium assessments. The reduction in our FDIC premium expense is the result of the FDIC’s adoption of a new risk-based assessment formula whereby financial institutions deemed to represent a reduced risk to the FDIC insurance fund are assessed lower insurance premiums. The Company’s FDIC deposit insurance premium assessments have decreased $181,000 for the nine months ended September 30, 2011 as compared with the same period in 2010 despite an increase of $22.2 million in total deposits.

Income Taxes

The Company’s effective tax rate was 28.9% for the third quarter of 2011 as compared with an effective tax rate of 22.9% for the third quarter of 2010. For the linked quarter ended June 30, 2011, the Company’s effective tax rate was 27.3%. The higher effective tax rate for the quarter ended September 30, 2011 was due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year.  For the prior year ended December 31, 2010 the Company’s effective tax rate was 19.6%.

About Oneida Financial Corp.

The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance and risk management company; Benefit Consulting Group, Inc., an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, Inc., a risk management company specializing in workplace injury claims management.  Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison, Oneida and Onondaga counties. For more information, visit the Company’s web site at www.oneidafinancial.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter ended September 30, 2011 and all quarterly data is unaudited.  Selected financial ratios have been annualized where appropriate.  Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(in thousands except per share data)	2011	2011	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$678,326	$658,151	$683,236	$661,579	$647,926
Cash and cash equivalents	41,824	20,427	50,143	33,741	44,942
Loans receivable, net	287,866	281,177	283,330	283,431	285,384
Mortgage-backed securities	108,180	107,553	96,906	89,882	74,252
Investment securities	150,220	156,734	161,218	161,739	152,449
Trading securities	6,970	7,635	7,252	7,691	7,283
Goodwill and other intangibles	25,043	25,139	25,223	24,519	24,620
Interest bearing deposits	486,076	478,360	508,240	486,985	468,286
Non-interest bearing deposits	70,518	67,340	67,896	65,179	66,111
Borrowings	11,000	12,000	12,000	12,000	17,000
Total equity	89,171	90,748	86,794	85,920	88,945

Book value per share
(end of period)	$12.81	$12.89	$12.32	$12.20	$12.72
Tangible value per share
(end of period)	$9.27	$9.30	$8.74	$8.72	$9.20

	Quarter Ended		Year to Date
Selected Operating Data:	Sep 30,	Sep 30,	Sep 30,	Sep 30,
(in thousands except per share data)	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,939	$4,187	$11,722	$12,688
Interest and dividends
on investments	2,043	1,823	6,279	5,067
Interest on fed funds	3	11	17	28
Total interest income	5,985	6,021	18,018	17,783
Interest expense:
Interest on deposits	823	1,159	2,737	3,585
Interest on borrowings	123	234	390	841
Total interest expense	946	1,393	3,127	4,426
Net interest income	5,039	4,628	14,891	13,357
Provision for loan losses	50	650	1,000	1,350
Net interest income after
provision for loan losses	4,989	3,978	13,891	12,007

Net investment gains (losses)	180	(112)	(28)	(413)

Change in fair value of investments	(665)	409	158	(315)
Non-interest income:
Service charges on deposit accts	649	630	1,927	1,964
Commissions and fees on sales
of non-banking products	4,259	3,845	14,288	12,942
Other revenue from operations	757	746	1,793	1,850
Total non-interest income	5,665	5,221	18,008	16,756
Non-interest expense
Salaries and employee benefits	5,585	5,404	16,965	15,837
Equipment and net occupancy	1,162	1,196	3,580	3,721
Intangible amortization	96	101	295	311
Other costs of operations	1,981	1,738	5,698	5,239
Total non-interest expense	8,824	8,439	26,538	25,108
Income before income taxes	1,345	1,057	5,491	2,927
Income tax provision	389	242	1,426	671
Net income	$956	$815	$4,065	$2,256
Net income per common
share ( EPS – Basic )	$0.14	$0.12	$0.58	$0.32
Net income per common
share ( EPS – Diluted)	$0.14	$0.12	$0.58	$0.32
Cash dividends paid	$0.12	$0.06	$0.36	$0.18

	Third	Second	First	Fourth	Third
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2011	2011	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,939	$3,852	$3,931	$4,104	$4,187
Interest and dividends
on investments	2,043	2,177	2,060	1,882	1,823
Interest on fed funds	3	5	8	11	11
Total interest income	5,985	6,034	5,999	5,997	6,021
Interest expense:
Interest on deposits	823	886	1,028	1,100	1,159
Interest on borrowings	123	135	132	155	234
Total interest expense	946	1,021	1,160	1,255	1,393
Net interest income	5,039	5,013	4,839	4,742	4,628
Provision for loan losses	50	550	400	300	650
Net interest income after
provision for loan losses	4,989	4,463	4,439	4,442	3,978
Net investment gains (losses)	180	16	(224)	(488)	(112)
Change in fair value of investments	(665)	393	430	418	409
Non-interest income:
Service charges on deposit accts	649	676	601	672	630
Commissions and fees on sales
of non-banking products	4,259	5,084	4,945	4,557	3,845
Other revenue from operations	757	546	491	903	746
Total non-interest income	5,665	6,306	6,037	6,132	5,221
Non-interest expense
Salaries and employee benefits	5,585	5,793	5,587	5,609	5,404
Equipment and net occupancy	1,162	1,204	1,214	1,276	1,196
Intangible amortization	96	96	103	101	101
Other costs of operations	1,981	1,752	1,965	1,770	1,738
Total non-interest expense	8,824	8,845	8,869	8,756	8,439
Income before income taxes	1,345	2,333	1,813	1,748	1,057
Income tax provision	389	637	400	243	242
Net income	$956	$1,696	$1,413	$1,505	$815
Net income per common
share ( EPS – Basic )	$0.14	$0.24	$0.20	$0.21	$0.12
Net income per common
share ( EPS – Diluted)	$0.14	$0.24	$0.20	$0.21	$0.12
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.06

	At	At	At	At	At
Selected Financial Ratios (1)	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
and Other Data	2011	2011	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.58%	1.00%	0.85%	0.92%	0.51%
Return on average equity	4.20%	7.75%	6.52%	6.73%	3.90%
Return on average tangible equity	5.80%	10.89%	9.08%	9.28%	5.54%
Interest rate spread (2)	3.44%	3.27%	3.22%	3.19%	3.24%
Net interest margin (3)	3.54%	3.38%	3.33%	3.33%	3.39%
Efficiency ratio (4)	81.54%	77.29%	80.01%	79.59%	84.66%
Non-interest income to average assets	3.45%	3.72%	3.62%	3.74%	3.30%
Non-interest expense to average assets	5.38%	5.22%	5.28%	5.35%	5.33%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	116.04%	115.24%	115.06%	116.70%	115.59%
Average equity to average total assets	13.87%	12.90%	12.99%	13.66%	13.19%
Equity to total assets (end of period)	13.15%	13.79%	12.70%	12.99%	13.73%
Tangible equity to tangible assets	9.82%	10.36%	9.36%	9.64%	10.32%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.78%	0.88%	1.16%	1.15%	1.24%
Nonperforming loans to
total loans	0.59%	0.62%	1.41%	1.38%	0.80%
Net charge-offs to average loans	0.01%	0.76%	0.01%	0.10%	0.00%
Allowance for loan losses to
loans receivable	1.08%	1.09%	1.64%	1.51%	1.44%
Allowance for loan losses to
nonperforming loans	181.24%	174.43%	114.45%	107.54%	176.30%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.33%	15.97%	15.44%	15.15%	15.02%
Tier 1 capital
to risk weighted assets	14.57%	15.20%	14.30%	14.11%	14.02%
Tier 1 capital
to average assets	9.37%	9.27%	9.26%	9.17%	9.36%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net impairment losses, net investment gains (losses) and changes in the fair value of trading securities.
5 - Non-performing assets include non-performing loans and non-accrual trust preferred securities